Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 213.613.3730	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS 19% INCREASE IN ADJUSTED NET INCOME

 ON 11% REVENUE GROWTH FOR THE THIRD QUARTER OF 2013

Property Sales, Occupier Outsourcing, Investment Management Fuel Performance;

 Leasing Growth Accelerates

Los Angeles, CA — October 29, 2013 — CBRE Group, Inc. (NYSE:CBG) today reported strong growth in revenue and earnings for the third quarter ended September 30, 2013.

Third-Quarter 2013 Results

•                  Revenue for the quarter totaled $1.73 billion, an increase of 11% from $1.56 billion in the third quarter of 2012.

•                  Excluding selected charges1, net income2 increased 19% to $99.7 million from $83.6 million in the third quarter of 2012, and earnings per diluted share increased to $0.30 from $0.26 in the prior-year period. For the third quarter, selected charges (net of income taxes) totaled $5.3 million versus $43.9 million for the same period in 2012.

•                  On a U.S. GAAP basis, net income totaled $94.4 million, compared with $39.7 million for the third quarter of 2012.  GAAP earnings per diluted share totaled $0.28, compared with $0.12 in last year’s third quarter.

•                  Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)3 increased 15% to $225.2 million from $195.3 million in the third quarter of 2012. EBITDA3 (including selected charges) rose 37% to $224.4 million for the third quarter of 2013, from $163.6 million for the same period a year earlier.

Management Commentary

“During the third quarter, CBRE benefited significantly from our well-balanced business and leading position across markets and service lines around the world,” said Bob Sulentic, president and chief executive officer of CBRE. “We once again delivered strong growth on the top- and bottom-lines, while continuing to make measured, but very important strategic investments in our people and technology that are strengthening our company and positioning us for continued success.

“While property sales continued to be our fastest-growing service line — reflecting CBRE’s leading position in key investment markets worldwide — we were also pleased to see a quicker pace of growth in our leasing business and continued double-digit increases in occupier outsourcing. Our performance was also bolstered by higher contributions from our investment management business, where we are capitalizing on the favorable sales environment to harvest gains in the property portfolio on behalf of our investor clients.”

Global revenue growth of 11% was paced by CBRE’s Europe, Middle East and Africa (EMEA) operations.  Revenue in this region surged 25% with all major service lines producing strong, double-digit growth.  The Americas, CBRE’s largest business segment, posted double-digit revenue growth (11%) for the fourth consecutive quarter, with notable strength in property sales and occupier outsourcing as well as improved leasing performance. Revenue growth in Asia Pacific was strong in local currencies but this strength was diminished when translated into U.S. dollars. In local currency, Asia Pacific revenue rose by a healthy 13%, but only 1% in U.S. dollars.

Among global business lines, property sales again set the pace for growth with a revenue increase of 29%.  Sales revenue was up strongly across all regions, led by a 50% increase in EMEA. At the country level, sales revenue was particularly strong in Germany, Japan, the U.K. and the U.S. During the third quarter, CBRE once again captured the highest market share for investment sales in both the U.S and the U.K.

Leasing revenue growth accelerated to 11% — the strongest performance in that business line since the third quarter of 2011.  Strong growth was evident in EMEA (up 20%) and the Americas (up 12%). In the largest lease transaction in the U.K. this year, CBRE advised QNB & Sellar Group in its 430,000 square foot lease with News UK, a subsidiary of News Corp, which will relocate its headquarters to The Place, a new office building under construction in central London.

CBRE’s occupier outsourcing business, Global Corporate Services (GCS), remained a stellar performer. This business, which comprises facilities management, project management, transaction management and strategic consulting, saw revenue grow briskly, rising 14% on a global basis and 18% in the Americas. Overall property, facilities and project management revenue rose 9%.

CBRE signed a total of 54 GCS contracts during the quarter, including 20 with new customers. Among these new customers are Heinz, Tesla Motors and EMG, a petroleum and petrochemical company based in Japan.  In addition, earlier this month, CBRE signed one of its largest ever outsourcing engagements with JP Morgan Chase. CBRE will provide the bank with facilities management and brokerage services in the U.S., Canada and Latin America as well as project management services in the U.S. and Asia Pacific.

Revenue improved 11% in the Company’s Global Investment Management business, where CBRE manages real estate investment funds and other investment products for institutional investors.  The higher revenue during the quarter resulted from outsized carried interest revenue, which reflects incremental revenue earned by CBRE when assets in the investment portfolio are sold at values that exceed return thresholds.  The carried interest revenue also had an outsized bottom-line impact on this business, with normalized EBITDA rising 52% from a year ago.

Appraisal and valuation revenue rose 7%, led by EMEA.  However, commercial mortgage brokerage revenue fell 10%.  While CBRE’s overall loan origination remained highly active — with U.S. loan volume up 16% during the quarter — this business line was adversely affected by the U.S. Government-Sponsored Enterprises’ (GSEs) effort to scale back their lending activity, as mandated by their regulators.  The mandated scale-back in these loans put significant pressure on revenue and profits for the commercial mortgage brokerage business.

During the third quarter, CBRE completed two acquisitions that complement its service offering: Fameco, a highly regarded retail specialist serving parts of Pennsylvania, New Jersey and Delaware; and an acquisition of a majority interest in Basale Sverige AB, a property management firm in Sweden.

Third-Quarter 2013 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 11% to $1.1 billion, compared with $996.4 million for the third quarter of 2012.

•                  EBITDA totaled $132.2 million, up 3% from $128.7 million in last year’s third quarter.

•                  Operating income totaled $96.4 million, compared with $105.4 million for the prior-year third quarter.

•                  Both EBITDA and operating income were affected by the aforementioned reduction in mortgage servicing work for the GSEs as well as increased investments in people and technology designed to enhance the Company’s client-service offering and support future growth.

EMEA Region (primarily Europe)

•                  Revenue rose 25% to $285.5 million, compared with $228.7 million for the third quarter of 2012.  The increase was broad based, as every major business line posted double-digit revenue growth.  Notable strength was evident in France, Germany, Spain and the U.K.

•                  EBITDA, before selected charges, was $17.7 million, an increase of 146% from $7.2 million in the prior-year third quarter. Including selected charges, EBITDA in the prior-year period was a loss of $8.1 million. There were no adjustments for selected charges in the current quarter in this segment.

•                  Operating income totaled $12.6 million compared with an operating loss of $31.7 million for the same period in 2012.

•                  Prior-period results were impacted by an approximately $20.0 million non-cash write-off of a trade name in the U.K. and cost containment expenses of $15.3 million, for a total of $35.3 million in charges.  The non-amortizable intangible asset impairment is included in the calculation of operating loss but not in EBITDA.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue was $202.7 million, an increase of 1% from $199.9 million for the third quarter of 2012.  In local currency, revenue rose by a healthy 13%. Performance improved in several countries, particularly Australia, India and Japan, but was masked by the negative effect of foreign currency movement.

•                  EBITDA totaled $13.1 million, compared with $16.4 million for last year’s third quarter.

•                  Operating income totaled $10.3 million, compared with $13.9 million for the third quarter of 2012.

•                  Headcount additions in certain markets to drive future growth, a concentration of property sales commissions among higher producing professionals and foreign currency movement contributed to lower operating income and EBITDA.

Global Investment Management (investment management operations in the U.S., Europe and Asia)

•                  Revenue rose 11% to $127.3 million from $114.3 million in the third quarter of 2012. The increase was driven by the aforementioned carried-interest revenue, which totaled $29.9 million in the current quarter.

•                  Excluding selected charges, EBITDA increased 52% to $56.2 million from $36.9 million in the prior-year third quarter.  EBITDA (including selected charges) rose 144% to $55.4 million compared with $22.7 million in the third quarter of 2012.

•                  Operating income totaled $42.5 million, up 251% from $12.1 million for the third quarter of 2012.  The prior-period operating income was impacted by $14.2 million of expenses related to the acquisition of the ING REIM businesses.

•                  Assets under management (AUM) totaled $87.6 billion at the end of the third quarter, a 5% decrease from year-end 2012. The decrease primarily reflects the harvesting of gains in the direct investment portfolio in order to capitalize on the favorable sales environment. Property dispositions reduced AUM by $7.4 billion, partly offset by $3.0 billion of acquisitions.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $12.6 million compared with $17.8 million for the third quarter of 2012.  The revenue decline was attributable to lower rental revenue resulting from property dispositions.

•                  Operating loss totaled $3.7 million compared with operating income of $3.9 million for the same period in 2012.

•                  EBITDA improved to $6.0 million, compared with $3.8 million reported in the prior-year period. The increase was largely driven by higher overall gains on the sale of properties (reflected primarily in equity income from unconsolidated subsidiaries) partially offset by higher incentive compensation. Equity income from unconsolidated subsidiaries is included in the calculation of EBITDA, but not in operating income (loss).

•                  Development projects in process totaled $5.2 billion, up 24% from year-end 2012, and the inventory of pipeline deals totaled $1.6 billion, down 22% from year-end 2012.

Nine-Month Results

•                  Revenue for the nine months ended September 30, 2013 totaled $4.95 billion, an increase of 10% from $4.51 billion in the nine months ended September 30, 2012.

•                  Excluding selected charges, net income increased 16% to $253.0 million for the nine months ended September 30, 2013 from $217.5 million in the nine months ended September 30, 2012, and earnings per diluted share increased to $0.76 from $0.67 for the prior-year period. For the nine months ended September 30, 2013, selected charges (net of income taxes) totaled $51.1 million. For the same period in 2012, selected charges (net of income taxes) totaled $74.9 million.

•                  On a U.S. GAAP basis, net income was $201.9 million, or $0.61 per diluted share for the nine months ended September 30, 2013, up 42% and 39%, respectively, from $142.6 million, or $0.44 per diluted share for the same period of 2012.  Costs associated with the Company’s corporate debt refinancing reduced GAAP earnings per diluted share by $0.10 for the first nine months of 2013.

•                  Excluding selected charges, EBITDA increased 11% to $629.6 million in the current nine-month period from $566.8 million in the first nine months of 2012. EBITDA (including selected charges) rose 21% to $624.6 million for the first nine months of 2013, from $515.9 million for the same period a year earlier.

Business Outlook

“All in all, we are very pleased with our performance through the first nine months of the year. Our strong growth reflects the ability of our people to collaborate effectively and leverage our brand, service offering and geographic footprint to create solutions for our clients,” Mr. Sulentic said. “We are firmly committed to driving continued margin expansion while making the investments in people and technology that are vital to sustaining our long-term growth and delivering the best service to our clients.”

CBRE continues to expect to achieve full-year earnings per share, as adjusted, of between $1.40 and $1.45.

Conference Call Details

The Company’s third-quarter earnings conference call will be held today (Tuesday, October 29, 2013) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-209-9920 for U.S. callers and 612-332-0720 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on October 29, 2013, and ending at midnight Eastern Time on November 5, 2013. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 303970.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2012 revenue).  The Company has approximately 37,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions, including the impact of European sovereign debt issues and relatively flat economic growth in many European countries as well as U.S. fiscal uncertainty; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; fluctuations in currency; continued growth in trends toward use of outsourced commercial real estate services; our ability to control costs relative to revenue growth and expand EBITDA margins; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense; changes in our effective tax rate; realization of values in investment funds to offset related incentive compensation expense; our ability to maintain and grow assets under management in our Global Investment Management business; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2012, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

1 Selected charges included the write-off of financing costs, amortization expense related to incentive fees and customer relationships acquired in the ING REIM and Trammell Crow Company (TCC) acquisitions, certain carried interest incentive compensation expense, integration and other costs related to acquisitions, cost containment expenses and the write-down of a non-amortizable intangible asset.  For the impact of selected charges on specific periods, see the “Non-GAAP Financial Measures” section of this press release.

2 A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

3 EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments, as well as certain carried interest incentive compensation expense.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$1,733,866	$1,557,147	$4,950,943	$4,508,253

Costs and expenses:
Cost of services	1,032,348	915,245	2,912,391	2,610,944
Operating, administrative and other	496,615	482,362	1,465,614	1,405,461
Depreciation and amortization	47,524	40,102	137,406	124,895
Non-amortizable intangible asset impairment	—	19,826	—	19,826
Total costs and expenses	1,576,487	1,457,535	4,515,411	4,161,126

Gain on disposition of real estate	740	3,983	11,385	5,231

Operating income	158,119	103,595	446,917	352,358

Equity income from unconsolidated subsidiaries	13,347	2,875	29,640	19,870
Other income	5,125	151	9,352	4,635
Interest income	1,484	1,895	5,002	5,783
Interest expense	27,783	43,651	107,710	132,043
Write-off of financing costs	—	—	56,295	—
Income from continuing operations before provision for income taxes	150,292	64,865	326,906	250,603
Provision for income taxes	56,126	22,160	120,945	102,353
Income from continuing operations	94,166	42,705	205,961	148,250
Income from discontinued operations, net of income taxes	—	—	24,294	—
Net income	94,166	42,705	230,255	148,250
Less: Net (loss) income attributable to non-controlling interests	(278)	2,996	28,363	5,693
Net income attributable to CBRE Group, Inc.	$94,444	$39,709	$201,892	$142,557

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.29	$0.12	$0.61	$0.44
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	0.01	—
Net income attributable to CBRE Group, Inc.	$0.29	$0.12	$0.62	$0.44

Weighted average shares outstanding for basic income per share	328,307,961	322,331,850	327,502,672	321,289,017

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.28	$0.12	$0.60	$0.44
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	0.01	—
Net income attributable to CBRE Group, Inc.	$0.28	$0.12	$0.61	$0.44

Weighted average shares outstanding for diluted income per share	332,061,402	327,309,341	331,504,050	326,380,448

EBITDA (1)	$224,393	$163,553	$624,627	$515,891

(1) Includes EBITDA related to discontinued operations of $7.4 million for the nine months ended September 30, 2013.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Americas
Revenue	$1,105,768	$996,380	$3,145,341	$2,855,899
Costs and expenses:
Cost of services	726,876	638,138	2,034,040	1,818,162
Operating, administrative and other	252,219	232,108	723,451	665,157
Depreciation and amortization	30,281	20,744	84,838	58,555
Operating income	$96,392	$105,390	$303,012	$314,025
EBITDA	$132,195	$128,749	$401,852	$379,304

EMEA
Revenue	$285,496	$228,737	$784,407	$674,367
Costs and expenses:
Cost of services	172,112	150,729	481,335	426,486
Operating, administrative and other	96,552	86,662	275,223	248,751
Depreciation and amortization	4,194	3,181	13,101	9,674
Non-amortizable intangible asset impairment	—	19,826	—	19,826
Operating income (loss)	$12,638	$(31,661)	$14,748	$(30,370)
EBITDA	$17,735	$(8,141)	$28,930	$507

Asia Pacific
Revenue	$202,701	$199,950	$617,262	$568,396
Costs and expenses:
Cost of services	133,360	126,378	397,016	366,296
Operating, administrative and other	56,380	56,792	175,315	159,433
Depreciation and amortization	2,688	2,905	8,571	8,458
Operating income	$10,273	$13,875	$36,360	$34,209
EBITDA	$13,056	$16,448	$44,916	$42,047

Global Investment Management
Revenue	$127,337	$114,306	$369,088	$359,180
Costs and expenses:
Operating, administrative and other	75,629	91,658	246,117	282,952
Depreciation and amortization	9,192	10,524	27,283	39,803
Operating income	$42,516	$12,124	$95,688	$36,425
EBITDA(1)	$55,396	$22,658	$127,723	$77,925

Development Services
Revenue	$12,564	$17,774	$34,845	$50,411
Costs and expenses:
Operating, administrative and other	15,835	15,142	45,508	49,168
Depreciation and amortization	1,169	2,748	3,613	8,405
Gain on disposition of real estate	740	3,983	11,385	5,231
Operating (loss) income	$(3,700)	$3,867	$(2,891)	$(1,931)
EBITDA(2)	$6,011	$3,839	$21,206	$16,108

(1)         Includes EBITDA related to discontinued operations of $1.4 million for the nine months ended September 30, 2013.

(2)         Includes EBITDA related to discontinued operations of $6.0 million for the nine months ended September 30, 2013.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc., as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income attributable to CBRE Group, Inc.	$94,444	$39,709	$201,892	$142,557
Amortization expense related to ING REIM and TCC incentive fees and customer relationships acquired, net of tax	4,633	4,623	13,857	20,984
Carried interest incentive compensation, net of tax	491	—	2,089	—
Write-off of financing costs, net of tax	73	—	34,083	—
Integration and other costs related to acquisitions, net of tax	55	10,681	1,086	25,418
Non-amortizable intangible asset impairment, net of tax	—	15,018	—	15,018
Cost containment expenses, net of tax	—	13,521	—	13,521
Net income attributable to CBRE Group, Inc., as adjusted	$99,696	$83,552	$253,007	$217,498

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.30	$0.26	$0.76	$0.67

Weighted average shares outstanding for diluted income per share	332,061,402	327,309,341	331,504,050	326,380,448

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income attributable to CBRE Group, Inc.	$94,444	$39,709	$201,892	$142,557
Add:
Depreciation and amortization(1)	47,524	40,102	138,276	124,895
Non-amortizable intangible asset impairment	—	19,826	—	19,826
Interest expense(2)	27,783	43,651	110,857	132,043
Write-off of financing costs	—	—	56,295	—
Provision for income taxes(3)	56,126	22,160	122,309	102,353
Less:
Interest income	1,484	1,895	5,002	5,783

EBITDA(4)	$224,393	$163,553	$624,627	$515,891

Adjustments:
Carried interest incentive compensation	807	—	3,451	—
Integration and other costs related to acquisitions	—	14,215	1,525	33,313
Cost containment expenses	—	17,578	—	17,578

EBITDA, as adjusted (4)	$225,200	$195,346	$629,603	$566,782

(1)             Includes depreciation and amortization expense related to discontinued operations of $0.9 million for the nine months ended September 30, 2013.

(2)             Includes interest expense related to discontinued operations of $3.2 million for the nine months ended September 30, 2013.

(3)             Includes provision for income taxes related to discontinued operations of $1.3 million for the nine months ended September 30, 2013.

(4)             Includes EBITDA related to discontinued operations of $7.4 million for the nine months ended September 30, 2013.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Americas
Net income attributable to CBRE Group, Inc.	$58,273	$48,403	$138,886	$142,634
Add:
Depreciation and amortization	30,281	20,744	84,838	58,555
Interest expense	15,383	35,403	72,954	106,367
Write-off of financing costs	—	—	56,295	—
Royalty and management service income	(816)	(6,921)	(20,226)	(20,779)
Provision for income taxes	29,932	32,283	72,088	96,000
Less:
Interest income	858	1,163	2,983	3,473
EBITDA	$132,195	$128,749	$401,852	$379,304

EMEA
Net income (loss) attributable to CBRE Group, Inc.	$10,346	$(17,893)	$3,682	$(18,956)
Add:
Depreciation and amortization	4,194	3,181	13,101	9,674
Non-amortizable intangible asset impairment	—	19,826	—	19,826
Interest expense	1,040	2,175	295	6,738
Royalty and management service (income) expense	(4,653)	3,182	3,377	8,966
Provision for (benefit of) income taxes	7,026	(13,473)	8,967	(11,339)
Less:
Interest income	218	5,139	492	14,402
EBITDA	$17,735	$(8,141)	$28,930	$507
Cost containment expenses	—	15,331	—	15,331
EBITDA, as adjusted	$17,735	$7,190	$28,930	$15,838

Asia Pacific
Net income attributable to CBRE Group, Inc.	$771	$10,001	$10,053	$17,670
Add:
Depreciation and amortization	2,688	2,905	8,571	8,458
Interest expense	1,027	1,124	2,782	3,188
Royalty and management service expense	4,455	3,704	13,232	11,700
Provision for (benefit of) income taxes	4,240	(1,182)	10,916	1,653
Less:
Interest income	125	104	638	622
EBITDA	$13,056	$16,448	$44,916	$42,047
Cost containment expenses	—	2,247	—	2,247
EBITDA, as adjusted	$13,056	$18,695	$44,916	$44,294

Global Investment Management
Net income attributable to CBRE Group, Inc.	$23,001	$291	$42,617	$1,957
Add:
Depreciation and amortization (1)	9,192	10,524	27,759	39,803
Interest expense (2)	9,013	7,162	28,954	20,981
Royalty and management service expense	1,014	35	3,617	113
Provision for income taxes	13,370	4,966	25,366	15,911
Less:
Interest income	194	320	590	840
EBITDA (3)	$55,396	$22,658	$127,723	$77,925
Carried interest incentive compensation	807	—	3,451	—
Integration and other costs related to acquisitions	—	14,215	1,525	33,313
EBITDA, as adjusted (3)	$56,203	$36,873	$132,699	$111,238

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Development Services
Net income (loss) attributable to CBRE Group, Inc.	$2,053	$(1,093)	$6,654	$(748)
Add:
Depreciation and amortization (4)	1,169	2,748	4,007	8,405
Interest expense (5)	1,320	2,691	5,872	8,602
Provision for (benefit of) income taxes (6)	1,558	(434)	4,972	128
Less:
Interest income	89	73	299	279
EBITDA(7)	$6,011	$3,839	$21,206	$16,108

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.5 million for the nine months ended September 30, 2013.

(2)         Includes interest expense related to discontinued operations of $1.0 million for the nine months ended September 30, 2013.

(3)         Includes EBITDA related to discontinued operations of $1.4 million for the nine months ended September 30, 2013.

(4)         Includes depreciation and amortization expense related to discontinued operations of $0.4 million for the nine months ended September 30, 2013.

(5)         Includes interest expense related to discontinued operations of $2.2 million for the nine months ended September 30, 2013.

(6)         Includes provision for income taxes related to discontinued operations of $1.3 million for the nine months ended September 30, 2013.

(7)         Includes EBITDA related to discontinued operations of $6.0 million for the nine months ended September 30, 2013.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents (1)	$502,621	$1,089,297
Restricted cash	48,054	73,676
Receivables, net	1,234,000	1,262,823
Warehouse receivables (2)	227,565	1,048,340
Real estate assets (3)	168,460	392,860
Goodwill and other intangibles, net	2,700,161	2,676,395
Investments in and advances to unconsolidated subsidiaries	208,201	206,798
Other assets, net	1,088,273	1,059,353
Total assets	$6,177,335	$7,809,542

Liabilities:
Current liabilities, excluding debt	$1,399,092	$1,663,022
Warehouse lines of credit (2)	224,396	1,026,381
Revolving credit facility	89,935	72,964
5.00% senior notes	800,000	—
Senior secured term loans	695,175	1,627,746
6.625% senior notes	350,000	350,000
Senior subordinated notes, net	—	440,523
Other debt	11,624	9,352
Notes payable on real estate (4)	151,026	326,012
Other long-term liabilities	619,780	611,730
Total liabilities	4,341,028	6,127,730

CBRE Group, Inc. stockholders’ equity	1,758,031	1,539,211
Non-controlling interests	78,276	142,601
Total equity	1,836,307	1,681,812
Total liabilities and equity	$6,177,335	$7,809,542

(1) Includes $52.2 million and $94.6 million of cash in consolidated funds and other entities not available for Company use as of September 30, 2013 and December 31, 2012, respectively.

(2) Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4) Represents notes payable on real estate of which $14.1 million and $13.9 million are recourse to the Company as of

September 30, 2013 and December 31, 2012, respectively.